Exhibit 99.1

1180 Veterans Blvd. South San Francisco, CA 94080 Main Phone: 650.624.1100 FAX: 650.624.1101 http://www.rigel.com

Rigel Announces Third Quarter 2008 Financial Results and Clinical Update

Company to Host Update Conference Call Today at 8:30 a.m. EST

South San Francisco, Calif. – November 3, 2008 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the three and nine months ended September 30, 2008.

For the third quarter of 2008, Rigel reported a net loss of $37.7 million, or $1.03 per share, compared to a net loss of $18.9 million, or $0.61 per share, in the third quarter of 2007. Weighted average shares outstanding for the third quarters of 2008 and 2007 were 36.6 million and 31.0 million, respectively.

There were no contract revenues from collaborations reported in the third quarters of 2008 and 2007.

Rigel reported operating expenses of $38.7 million in the third quarter of 2008, compared to $20.4 million in the third quarter of 2007. The increase in operating expenses was primarily due to increases in clinical development expenses and, to a lesser extent, stock-based compensation expense. The increase in clinical development expenses was mainly due to the costs associated with the ongoing Phase 2b clinical trials of R788 in rheumatoid arthritis (TASKi2 and TASKi3). Stock-based compensation expense increased from $2.8 million in the third quarter of 2007 to $6.0 million in the third quarter of 2008, primarily due to the higher valuation of options granted in the first quarter of 2008.

For the nine months ended September 30, 2008, Rigel reported a net loss of $99.0 million, or $2.76 per share, compared to a net loss of $55.3 million, or $1.96 per share, for the same period last year. Rigel recorded no contract revenue from collaborations for the first nine months of 2008, compared with $4.6 million for the same period in 2007.

As of September 30, 2008, Rigel had cash, cash equivalents and available for sale securities of $160.4 million, compared to $185.0 million as of June 30, 2008 and $108.3 million as of December 31, 2007. In February 2008, Rigel completed a public offering raising aggregate net proceeds of approximately $127.5 million.

“Data from our Phase 2a clinical trial of R788 in rheumatoid arthritis was recently presented by the principal investigator at the plenary session of the American College of Rheumatology,” said James M. Gower, chairman and chief executive officer of Rigel.  “We continue to be very pleased with the safety profile of R788 and expect to release data on the Phase 2b clinical trials in the second half of 2009,” he added.

Clinical Update

R788

Rigel expects that R788 for rheumatoid arthritis will continue to be the primary clinical focus for Rigel.  Two Phase 2b clinical trials are ongoing in rheumatoid arthritis, TASKi2 and TASKi3. Rigel expects Taski2 to complete enrollment by the first quarter of 2009 and to have initial results by late summer 2009.  Rigel also anticipates that initial results on Taski3 will be available by late summer 2009.

Rigel expects to initiate a Phase 2 clinical trial for T-cell lymphoma within the next several months.  The ongoing Phase 2 lymphoma clinical trial is continuing and is focused on diffuse large B-cell, follicular and other B-cell lymphomas, including Chronic Lymphocytic Leukaemia and Small Lymphocytic Lymphoma (CLL/SLL).  Rigel plans to present further results from this ongoing clinical trial at the American Society of Hematology (ASH) meeting in December 2008.

The exploratory Phase 2a clinical trial in Immune Thrombocytopenic Purpura (ITP) is ongoing and we expect the results to be published in the next couple of months.   Rigel has deferred initiating any further trials in ITP until a collaboration partner for R788 is in place.

Likewise, Rigel has deferred initiating a clinical trial in Lupus with R788 until a collaboration partner for R788 is in place.  Rigel plans to work with any future collaboration partner for R788 to jointly evaluate this indication and decide how to proceed.

R348

Moving forward, Rigel plans to focus on psoriasis and possible topical applications with its Jak3 inhibitor, R348, and to do so with a collaboration partner. Rigel will move forward with another selective Jak3 inhibitor compound for transplant rejection.  Rigel expects to select this new Jak3 inhibitor compound by the end of 2008. Rigel will proceed on its own with this compound in transplant rejection.  Rigel does not plan to start a second rheumatoid arthritis program at this time so as not to compete with the more advanced R788 program in the clinic.

Given the large Phase 3 requirements of the rheumatoid arthritis indication for R788, and that Rigel will share in part of this effort with a corporate partner, the above clinical decisions allow Rigel to focus its clinical resources primarily on R788 in rheumatoid arthritis while maintaining momentum on the product pipeline. Initiation of investment in new large clinical programs will be deferred until corporate partnering is completed.

Conference Call and Webcast Information

Rigel will host a conference call with simultaneous webcast today at 5:30 a.m. PST/8:30 a.m. EST to provide a company update. To access the live call, please dial 800-265-0241 (domestic) or 617-847-8704 (international) 10 minutes prior to the start time and use the passcode 39911675. A replay of the call will be available, in podcast format, at approximately 9:30 a.m. EST on November 3, 2008 until November 10, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and use the passcode 37653591. The conference call will also be webcast live and can be accessed from Rigel’s website at http://www.rigel.com. Please connect to Rigel’s website several minutes prior to the start of the live webcast to ensure adequate time for any software downloads that may be necessary.

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases and cancer, as well as viral and metabolic diseases. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis thrombocytopenia and asthma, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to relating to the potential efficacy of R788, as well as Rigel’s plans to pursue clinical development of R788 and other product candidates, and the timing thereof, the market opportunity for its product candidates, expansion of and changes in its product portfolio and its plans to pursue collaboration partnerships for product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “potential,” “intends,” “indicates,” “promising,” “expects,” “anticipates” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, potential problems that may arise in the clinical testing and approval process and Rigel’s need for additional capital, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Form 10-Q for the quarter ended June 30, 2008. Rigel does not undertake any obligation to update forward-looking statements.

###

Contact: Ryan D. Maynard

Phone: 650.624.1284

Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.

Phone: 650.430.3777

Email: susan@alchemyemail.com

SOURCE: Rigel Pharmaceuticals, Inc.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues:
Contract revenues	$—	$—	$—	$4,600

Operating expenses:
Research and development (see Note A)	31,232	15,372	81,268	48,404
General and administrative (see Note A)	7,450	5,054	21,436	15,466
Total operating expenses	38,682	20,426	102,704	63,870
Loss from operations	(38,682)	(20,426)	(102,704)	(59,270)
Interest income, net	991	1,482	3,722	4,000
Net loss	$(37,691)	$(18,944)	$(98,982)	$(55,270)
Net loss per share, basic and diluted	$(1.03)	$(0.61)	$(2.76)	$(1.96)
Weighted average shares used in computing net loss per share, basic and diluted	36,581	31,030	35,837	28,211

Note A

Stock-based compensation expense included in:
Research and development	$3,035	$1,294	$9,229	$4212
General and adminstrative	3,001	1,500	8,572	4,909
	$6,036	$2,794	$17,801	$9,121

SUMMARY BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2008	2007(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$160,358	$108,296
Total assets	168,577	115,789
Stockholder’s equity	130,740	82,182

(1)    Derived from audited financial statements